Exhibit 4.1

AMENDMENT NO. 3 TO RIGHTS AGREEMENT

This Amendment No. 3 (this “Amendment”) to Rights Agreement dated as of July 28, 2005 (the “Rights Agreement”), between Mattson Technology, Inc., a Delaware corporation (the “Company”), and Computershare Trust Company, N.A. (the “Rights Agent”), as successor to Mellon Investor Services, LLC, is effective as of May 5, 2015. Capitalized terms not defined herein shall have the meanings given them in the Rights Agreement.

WHEREAS, the Board of Directors of the Company has previously approved an Amendment No. 1 to the Rights Agreement, which was approved on or around June 21, 2006 and an Amendment No. 2 to the Rights Agreement, which was approved on or around July 14, 2008; and

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and its stockholders to further amend the Rights Agreement to advance the Final Expiration Date of the Agreement from July 27, 2015 to May 5, 2015;

WHEREAS, the Company has delivered to the Rights Agent an appropriate certificate pursuant to Section 27 of the Agreement; and

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent may, so long as the Rights are then redeemable, amend any provision of the Rights Agreement, as determined by the Company in its sole discretion.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

Section 1. Amendment to the Agreement.

(a) Section 7(a)(i) of the Agreement is hereby amended by replacing the reference to the date “July 27, 2015” with “May 5, 2015.”

Section 2. Amendment of Exhibits.

(a) The exhibits to the Agreement shall be deemed to be amended by replacing any reference to the date “July 27, 2015” with “May 5, 2015.”

Section 3. Governing Law.

This Amendment shall be deemed to be a contract made under the internal laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state; provided however, that all provisions regarding the rights, duties, obligations and immunities of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such state.

Section 4. Severability.

If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 5. Effect of Amendment.

This Amendment is effective immediately upon execution by the Company, whether or not also executed by the Rights Agent. In the event of a conflict or inconsistency between this Amendment and the Agreement and the exhibits thereto, the provisions of this Amendment will govern. Any reference to the Agreement after the date first set forth above shall be deemed to be a reference to the Rights Agreement, as amended by this Amendment.

Section 6. Counterparts.

This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, as of the date and year first above written.

MATTSON TECHNOLOGY, INC.

By:         /s/ TYLER PURVIS
Tyler Purvis
Senior Vice President, Chief Accounting Officer and Corporate Controller

COMPUTERSHARE TRUST COMPANY, N.A.

By:    /s/ JOSEPH S. CAMPBELL
Name:    Joseph S. Campbell
Title:    Vice President